Exhibit 10.4

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
PERFORMANCE SHARES – OPERATING INCOME

Team Member:            Participant Name
Personnel Number:            Employee ID

Award:	Quantity Granted Performance Shares
Grant Date:                November 19, 2018
Initial Measurement Date:        September 30, 2018
Final Measurement Date:        October 2, 2021
Vesting Date:                November 29, 2021

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Exhibit 10.4

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (this “Award Agreement”).

1.
Terms and Conditions. The Award of Performance Shares (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successors thereto, as such plan or its successors may be amended and restated from time to time (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Definitions. For purposes of this Award Agreement, the following terms shall have the meanings as set forth below:

2.1.
“Award” means the unfunded promise to deliver to you all or a portion of the Performance Shares (or, if applicable, substitute consideration) upon meeting the applicable vesting and performance measures set forth in this Award Agreement.

2.2.	"Cause," "Disability," “Good Reason,” and "Release" shall have the same meanings as set forth in your employment agreement with Tyson in effect at the time of this Award (the “Employment Agreement”).

2.3.
“Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity; provided such event also constitutes a “change in the ownership of a corporation” or a “change in the effective control of a corporation” within the meaning of Code Section 409A.

2.4.	"Final Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.

2.5.	“Grant Date” shall mean the date identified as such on the cover page of this Award Agreement.

2.6.	"Initial Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.

2.7.	"Measurement Period" shall mean the three-fiscal year period from the Initial Measurement Date to the Final Measurement Date.

2.8.
“Operating Income” shall mean Tyson's GAAP operating income, as adjusted for significant impairments, restructuring and related charges, purchase accounting and acquisition related costs, merger and integration costs, and gains and losses associated with the sale or closure operations and other extraordinary items, in the reasonable discretion of the Compensation and Leadership Development Committee.

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2.9.	“Operating Income Goal” for the Measurement Period shall be a cumulative Operating Income of $9,986,000,000.00

2.10.
“Performance Shares” shall mean the shares of Tyson's Class A common stock (or, in the event of a Change in Control, the capital stock of the successor entity into which Tyson Class A common stock was converted) subject to this Award Agreement.

2.11.	“Retirement” shall mean your voluntary Termination of Employment from Tyson and/or its affiliates on or after the date you attain age 62.

2.12.
“Termination of Employment” shall have the meaning ascribed to the term “Separation from Service” in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its affiliates in interpreting the meaning of a Termination of Employment.

2.13.	“Tyson” shall mean Tyson Foods, Inc. or any successor thereto.

2.14.	“Vesting Date” shall mean the date identified as such on the cover page of this Award Agreement.

2.15.	“Vesting Period” shall mean the period beginning on the Grant Date and ending on the Vesting Date.

3.	Vesting.

3.1.
Vesting and Forfeiture. Any Award which has become payable pursuant to the performance measures set forth in Section 4 shall be considered as fully earned by you, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any Award will be forfeited back to Tyson in the event of: (i) your Termination of Employment before the Vesting Date, except as otherwise provided in Sections 3.2 through 3.4, or (ii) the failure to satisfy any of the performance measures provided in Section 4.

3.2.
Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or Retirement before the Vesting Date, you will be entitled to a pro rata portion of the Award if the applicable performance measures set forth in Section 4 are satisfied. The pro rata portion of the Award shall be determined by multiplying the amount of the Award that you would have received had you remained employed until the Vesting Date by a fraction, the numerator of which is number of days during which you remained employed by Tyson and/or its affiliates from the Grant Date and the denominator of which is the total number of days in the Vesting Period. Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.

3.3.
Termination by Tyson without Cause or by you for Good Reason. In the event of your Termination of Employment by Tyson other than for Cause or by you for Good Reason before the Vesting Date, you will become entitled to a pro rata portion of the Award if the applicable performance measures set forth in Section 4 are satisfied contingent upon your timely execution and non-revocation of a Release. The pro rata portion of the Award shall by determined by multiplying the amount of the Award that you would have received had you remained employed until the Vesting Date by a fraction, the numerator of which is number of days during which you remained employed by Tyson and/or its affiliates from the Grant Date and the denominator of which is the total number of days in the Vesting Period. Notwithstanding the foregoing, if there is a Change in Control prior to the Final

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Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.

3.4.
Change in Control. Following a Change in Control that occurs during the Measurement Period, the requirement that you not experience a Termination of Employment prior to the Vesting Date will be excused upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (but prior to the last day of the Measurement Period): (i) you experience a Termination of Employment by Tyson without Cause or (ii) you resign from your employment on account of Good Reason. If vested, you will be entitled to payment of the Award pursuant to this Section 3.4 based on whichever of the following produces the greater result:  (x) the target level of performance set forth in Section 4(iii), or (y) the actual level of performance determined as of the effective date of the Change in Control, with such actual level measured against the performance benchmarks set forth in Section 4 as adjusted on a pro-rata basis to reflect the period of time elapsed between the Initial Measurement Date and the effective date of the Change in Control (with such proration consideration being for the determination of actual results only, as the Award itself will not be prorated in the event payment is commenced under this Section 3.4).

4.
Performance Measures. The extent, if any, to which you shall have the right to payment of the Award shall depend upon your satisfying one of the continuous employment conditions set forth in Section 3 and the extent to which the applicable performance measure has been satisfied as of the Final Measurement Date, as specified below:

The Award shall have the following performance measures during the Measurement Period:

(i)     If Operating Income for a Measurement Period is less than eighty percent (80%) of the Operating Income Goal there shall be no payment of Performance Shares to you;
(ii)    If Operating Income for a Measurement Period is equal to eighty percent (80%) of the Operating Income Goal there shall be a payment of Performance Shares to you equal to 50% of the Award;
(iii)    If Operating Income for a Measurement Period is equal to one hundred percent (100%) of the Operating Income Goal there shall be a payment of Performance Shares to you equal to 100% of the Award; and
(iv)    If Operating Income for a Measurement Period is equal to or greater than one hundred twenty percent (120%) of the Operating Income Goal there shall be a payment of Performance Shares to you equal to 200% of the Award.
Performance between the foregoing benchmarks (ii) to (iv) shall result in the payment of a number of Performance Shares to you determined as a matter of applying a straight-line interpolation as follows: (a) if Operating Income exceeds the 80% benchmark but falls below the 100% benchmark, the straight-line interpolation shall be between the number of Performance Shares specified in clause (ii) and the number specified in clause (iii) above; and (b) if Operating Income exceeds 100% but falls below 120% of the benchmark, the straight-line interpolation shall be between the number of Performance Shares specified in clause (iii) and the number specified in clause (iv) above.

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Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.

5.
Payment of Award. The Performance Shares that may become payable pursuant to this Award Agreement shall be based upon the highest performance determined in accordance with the provisions of Section 4 or, in the event of a Change in Control prior to the Final Measurement Date, based on performance at the level determined in accordance with the provisions of Section 3.4. In other words, the attainment of multiple performance measures under this Award Agreement will not result in the payment of a cumulative number of Performance Shares for each performance measure achieved. Payment of the Award, to the extent earned, shall be made as follows:

5.1
Prior to a Change in Control. If the Final Measurement Date occurs prior to a Change in Control, the Award will be settled in shares of Tyson Class A common stock no later than seventy (70) days after the Final Measurement Date.

5.2
On and After a Change in Control. If a Change in Control occurs on or prior to the Final Measurement Date, payment of the Award, to the extent earned, will be made no later than seventy (70) days after the later of the effective date of the Change in Control or your Termination of Employment. If Tyson Foods, Inc. is the surviving entity, the Award will be settled in shares of Tyson Class A common stock. If Tyson Foods, Inc. is not the surviving entity, the Award will be settled either (i) in the number and class of shares of capital stock of the successor entity into which each outstanding share of Tyson Class A common stock has been converted pursuant to such Change in Control, unless the Committee determines in its sole discretion to settle the Award in cash; or (ii) if shareholders of Tyson Foods, Inc. receive consideration other than in shares of capital stock of the successor entity, such other consideration received by shareholders of Tyson Foods, Inc. or in cash, as the Committee may determine in its sole discretion.

Notwithstanding any provision in the Award to the contrary, to the extent necessary to avoid the imposition of tax under Code Section 409A, any payment otherwise payable to you upon your Termination of Employment will be suspended and paid as soon as practicable following the end of the six-month period following such effective date of your Termination of Employment if you are then determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of Tyson (or any related “service recipient” within the meaning of Code Section 409A). Any payment suspended by operation of the foregoing sentence will be paid in a lump sum within thirty (30) days following the end of such six-month period.

6.
Withholding Taxes. By accepting the Award, you acknowledge and agree that you are responsible for all applicable income and other taxes, as well as any social insurance contributions and other deductions or withholdings required by applicable law, from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority.

7.
Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any clawback policy that may be implemented by Tyson (whether in existence as of the Grant Date or later adopted, and as such policy may be amended from time to time) that may apply to you, any shares issued pursuant to this Award and/or any amount received with respect to any sale of any such shares, and you

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expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy without your further consent or action. To the extent that the terms of this Award and any such policy conflict, then the terms of such policy shall prevail.

8.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

9.
Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its affiliates, the former will always control. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

11.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 5. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

12.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

13.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not confer a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

15.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

16.
Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to

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you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

17.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

18.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. To the extent applicable, references to Tyson herein shall be deemed to include a reference any such successor. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

19.
Section 409A. It is the intent of Tyson that any payment pursuant to the Award be exempt from Code Section 409A, to the maximum extent permitted. However, if any such payment is considered to be “nonqualified deferred compensation” subject to Code Section 409A, such payment will be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. To the extent that some portion of any payment under this Award may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt.

* * *
TYSON FOODS, INC.
By: . /s/ Mary Oleksiuk .
Title: EVP, Chief Human Resources Officer

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